Exhibit 14

RICHARDSON ELECTRONICS GROUP

CORPORATE CODE OF CONDUCT

This Corporate Code of Conduct states concepts and principles by which all entities forming part of the Richardson Electronics, Ltd. group of companies (individually or collectively, as applicable, “Richardson” or the “Company”) has operated for many years. As we have grown larger in numbers it was deemed advisable to begin to put these concepts and principles in writing to avoid any possible misunderstanding or misinterpretation, and also to emphasize Richardson’s high priority for observance of the standards set forth. This written statement of our Company’s policies will be added to from time to time as appropriate.

Key among Richardson’s business principles is the principle of integrity.

Richardson expects the highest level of integrity and ethical behavior in relationships with customers, employees, stockholders, vendors, neighbors and governments.

Richardson, like any other business, is subject to countless federal, state and local laws and regulations. It is the policy of Richardson to operate its worldwide business in accordance with the highest ethical standards, and with the applicable laws of the United States and other jurisdictions in which the Company operates not only following the letter of these laws, but the spirit as well. Specific matters or types of transactions not covered by specific policies should be conducted in accordance with this general policy.

As an employee of Richardson, you are obligated to monitor your personal and professional affairs so as not to discredit the Company. Your personal conduct should reflect the highest professional standards of behavior. Your behavior at work reflects Richardson’s ethics, so you will be expected to:

Obey all laws and regulations that apply to Richardson’s business.

Avoid activities that could create conflicts of interest or even the appearance of conflicts of interest with Richardson.

Respect the confidentiality of information about those with whom Richardson has business relationships and Richardson’s business and activities.

Details of the above principles and obligations are presented in the remainder of this Code of Conduct. Remember, the standards and examples that are given are guidelines. While in several cases we have referred to specific laws of the United States, in the following sections, our Code of Conduct requires your compliance with all applicable laws. This requires compliance with all laws of the Country in which you are working, including, without limitation, those comparable to the referenced United States laws.

I. CONFLICT OF INTEREST

1. POLICY

A. All Company employees have a duty to the Company to be entirely free from the influence of any conflicting interests when they represent the Company in any business dealings, or make any recommendations which may influence an action of the Company.

B. The Company respects the rights of employees to privacy in their personal activities and financial affairs. A principal purpose of this policy is to provide guidance to employees in avoiding situations in their personal activities and financial affairs which are, or may appear, in conflict with their responsibility to act in the best interests of the Company at all times. The policy of the Company has been and continues to be that: (i) no employee shall engage in conduct which results in a conflict of his personal interests with that of the Company or which reflects unfavorably on the integrity; and (ii) each employee will comply with the applicable laws which apply to our operations in each of the countries in which Richardson operates.

C. It is impractical to try to foresee or define with precision every situation which might be considered as a conflict of interest. Generally speaking, a conflict of interest exists when an obligation or a situation resulting from an employee’s personal activities or financial affairs may adversely influence his judgment in the performance of his duty to the Company or may be inconsistent with or opposed to the best interests of the Company. Richardson naturally expects complete and undivided loyalty to its

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interests from its employees. At Richardson, a conflict of interest occurs when you allow any interest, activity or influence outside of Richardson to:

Influence your judgment when acting on behalf of Richardson;

Compete against Richardson in any business activity;

Diminish the efficiency with which you perform your regular duties; or

Harm or impair Richardson’s business, financial or professional reputation.

As an employee, you are not permitted to participate in any activity which could cause a conflict of interest or give the appearance of a conflict of interest. There may well be cases in which an apparent conflict of interest is more theoretical then real, but it is important to resolve such doubtful cases promptly. An employee in doubt about his position in a particular case should make a timely disclosure of the facts in consultation with the responsible supervisory personnel of the Company.

2. GUIDES FOR COMPLIANCE

The situations described in the following paragraphs are areas where the possibility of a conflict of interest may occur:

A. FINANCIAL INTERESTS

A conflict of interest may exist when an employee, directly or indirectly, or one of his close relatives, owns any beneficial interest in, or lends money to or borrows from, an organization which is a competitor of the Company, or which has current or prospective business with the Company as a supplier, customer, or contractor, and when such employee may be able to influence such business with the Company. (A conflict is not likely to exist, however, where the financial interest consists of stock shares, bonds or other securities of a company listed on a public securities exchange, and the amount of such interest is less than five percent (5%) of the value of the class of such securities and represents less then five percent (5%) of the individual’s net worth.)

B. OUTSIDE WORK

A conflict of interest may exist when an employee, directly or indirectly, or one of his close relatives serves as a director, officer, employee, consultant, or agent of an organization which is a competitor of the Company, or which has current or prospective business with the Company as a supplier, customer, or contractor. Similarly, a conflict of interest may exist when an employee undertakes to engage in an independent business venture or to perform work or services for another business, civil, or charitable organization to the extent that the activity prevents such employee from devoting the time and effort to the Company’s business which his position requires. Generally, your outside interests or activities:

Should not significantly encroach on time or attention you devote to your duties;

Should not adversely affect the quality of your work;

Should not compete with Richardson’s activities;

Should not involve any significant use of Richardson’s equipment, facilities, or supplies;

Should not imply Richardson’s sponsorship or support (for example, through the use of Richardson stationery for personal purposes); or

Should not adversely affect the reputation of Richardson.

C. GIFTS OR FAVORS

A conflict of interest may arise when an employee, or one of his close relatives, asks for or accepts any payment, gift, favor or any other thing of significant value from any person or organization which is a competitor of the Company, or which has current or

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prospective business with the Company as a supplier, customer or contractor, if the acceptance, or the prospect of future gifts or favors, may tend to limit the employee/recipient from acting solely in the best interests of the Company in dealings with such person or organization. For this purpose a “gift” or “favor” includes any gratuitous service, loan, discount, money or article of value, but does not include loans from financial institutions on customary terms, articles of nominal value ordinarily used for sales promotion, ordinary “business lunches,” or reasonable entertainment consistent with local social and business custom. Reporting Requirements. Any employee receiving any payment, gift, favor or other thing of value (such as dinner, entertainment, tickets to sporting events, concerts and the like) that exceed $500 in value from any person or organization which is a competitor of the Company, or which has current or prospective business with the Company as a supplier, customer or contractor, shall report the same to his supervisor and request approval before accepting the same.

D. TRADING WITH THE COMPANY

A conflict of interest may exist when an employee, or one of his close relatives, is a principal party to a transaction with the Company involving the rental or purchase of real estate or other property, where the transaction is something other than the routine purchase of merchandise from the Company, or purchases of Company surplus property according to customary or established disposition procedures. No employee or member of his immediate family is to benefit personally from any purchase of goods or services of whatever nature by Richardson or by its subsidiaries or affiliates, or to derive personal gain from actions taken or associations made in his capacity as an employee of Richardson. In some instances it may be a benefit to the Company to engage in a transaction with an employee, but this will be done only with Directors’ approval.

E. MISUSE OF CONFIDENTIAL INFORMATION

A conflict of interest may exist when an employee, or one of his close relatives, uses for his personal gain or for the benefit of others any confidential information obtained as a result of his employment with the Company, or permits or suffers any such use. Examples include trading in shares of the Company or shares of another company as a result of any unpublished “inside” business information, and unauthorized use of Company-owned confidential business or technical information.

F. “INSIDE” INFORMATION

As an investor-owned corporation, Richardson is subject to a wide variety of complex laws and regulations governing transactions in corporate securities (stocks and bonds) and the securities industry. These laws are designed to protect the investing public by requiring disclosure of material information by the corporations whose securities are traded publicly. These laws are strictly enforced and violation can lead to civil and criminal actions against the individuals and the corporation involved.

Employees who know of any material fact about Richardson which has not been disclosed to the general public, are said to have access to “inside” information. The inside information rule applies only to material facts - information that may be a factor in a decision to buy, sell, or hold a particular security. Some examples: knowledge of significant new products or discoveries, sales and earnings figures, major contracts, plans for stock splits or acquisitions or mergers. Employees may not engage in any transactions in Richardson stocks or bonds until such information is disclosed to the public, nor may employees provide such information to others (family members, friends, brokers, etc.).

This rule also applies to securities of other companies. If in the course of business you become aware of “inside” information about another corporation you may not engage in any transactions in that corporation’s stock or bonds, or provide that information to others, until such information is disclosed to the public. For example, if you become aware of a significant new product or discovery by one of the corporations that is a customer or supplier of ours, you may not engage in any transaction in that corporation’s securities or tell others of the product or discovery until that corporation discloses the information to the public in general.

G. CONFIDENTIAL INFORMATION

As part of your job, you may have access to confidential information about Richardson, its customers, suppliers and competitors. Until released to the public, this information should not be disclosed to fellow employees who do not have a business need to know or to non-employees for any reason, except in accordance with established corporate procedures. Confidential information of this sort includes information or data on customers, products, business strategies, corporate manuals, processes, systems, procedures, computer software and databases, engineering, research and development, market surveys and data, etc. It includes information of this type which you may discover, develop, conceive or create. You are not to disclose, permit or suffer

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disclosure of confidential information to anyone outside of the Company or use, permit or suffer use of confidential information directly or indirectly for your personal benefit or for the benefit of any third party who is not entitled to such information.

No employee is to use or reveal (without proper authorization) to a third party, or permit or suffer use or such revelation of, any confidential product information, data on decisions, plans, or any other information concerning Richardson or any subsidiary or affiliate. Confidential information is to be used only for corporate purposes. Under no circumstances may you use such information for personal gain or pass it on to any person outside of the Company, including family or friends, or even to other associates who do not need such information to carry out their duties or permit or suffer any such use or passing on of such information.

Upon termination of your employment with the Company, voluntarily or involuntarily, you agree to, and will, forthwith return to the Company all confidential information and confidential product information or materials, and any and all copies thereof in whole or in part whether made by you or others and in whatever form or medium, then in or at any time thereafter coming into your possession or control.

H. MISAPPROPRIATION OF BUSINESS OPPORTUNITIES

A conflict of interest may exist when an employee, without the knowledge and consent of the Company, appropriates to himself or to another person or organization the benefit of any business venture, opportunity, information or potential about which such employee learns or develops in the course of his employment, and which is related to any current or prospective business of the Company. No employee should appropriate to himself or herself, nor divert to any other person or entity, a business or financial opportunity or information which the employee knows, or reasonably could anticipate, the Company would have interest in pursuing.

I. COMPANY RELATIVES

A conflict of interest may exist when an employee, directly or indirectly, supervises or processes payments (i.e. payroll, employee benefits) to relatives or cohabitants employed by the Company. Similarly a conflict of interest may exist when an employee, directly or indirectly, processes orders or payments to, or makes any decisions relating to a customer or supplier of Richardson that employs a relative or cohabitant of the employee. The mere fact that a relative or cohabitant may work for the Company or a customer or supplier does not automatically mean that a conflict exists.

J. USE OF CORPORATE FUNDS AND ASSETS

The assets of Richardson are much more than our physical plants, equipment, corporate funds, typewriters and pencils. They include technologies and concepts, business strategies and plans, as well as information about our business, our customer list, and information regarding customer’s needs and activities, our computer programs, detail information regarding our finances, inventories, manufacturing, markets and the like, and files and data you develop in the course of your employment with the Company. These assets may not be improperly used to provide personal gain for employees. Nor may employees provide others with the assets of Richardson. No employee is to use, or permit others to use, Richardson employees, materials or equipment improperly for personal purposes.

II. KICKBACKS AND GIFTS AND GRATUITIES

1. POLICY:

We obtain and keep our business because of the quality of our products and services. Conducting business, however, with suppliers and customers can pose ethical or even legal problems, especially in international activities where differing local laws, customs and market practices exist. The following guidelines are intended to help all employees make the “right” decision in potentially difficult situations.

It is the policy of the Company to obey the laws of the United States and all other countries in which the Company does business. It is also the policy of the Company that such laws are a “floor” and the ethical standards of the Company in the conduct of its business should normally be well above that minimum level. Set forth in this policy are a few specific actions which are not considered to be within the acceptable standards of ethical conduct.

No officer or employee acting on behalf of the Company shall:

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(a) offer, give, solicit or take a bribe;

(b) maintain Company funds in a separate account for unlawful or improper purposes;

(c) establish or allow to be maintained an undisclosed or unrecorded fund or asset for any purpose, i.e., not kept and accounted for as part of the general books and records of the Company;

(d) pay or apply any corporate funds or asset(s) for any purpose other than as described by the documents supporting the payment or application.

It is emphasized, however, that these examples are not all inclusive and with respect to each and every action proposed to be taken by an officer or employee on behalf of the Company, the individual should ask of himself or herself the following questions.

(a) Would the proposed action(s), if publicly revealed, seem morally wrong to those whose standards of morality are generally respected?

(b) Would such action(s), if publicly revealed, be embarrassing to the Company or to the individual involved and/or to his or her family?

If the answer to either of these questions is “yes” the action should not be taken. If there is doubt, the matter should be brought to a supervisor’s attention.

2. GUIDES FOR COMPLIANCE:

A. KICKBACKS

No employee of the Company, or anyone acting in its behalf shall, for the purpose of receiving, or giving preferential consideration in maintaining, securing, or awarding business or other concessions either for the Company, or to any other company, agency, organization, or their representatives:

(1) Make, or offer to make, directly or indirectly, a kickback, whether in cash, property, or services, to any employee, person, company, organization, or any of their representatives, or to any (federal, state, or local) government official or employee, domestic or foreign, governmentally controlled business, corporations, companies, or societies.

(2) Accept, solicit, invite, or request a kickback, directly or indirectly, in any form whether cash property, or services, from any source or under any of the circumstances as outlined in 1 above.

The payment or acceptance of kickbacks is a serious offense which can lead to criminal penalties, including fines and imprisonment if made in conjunction with a U.S. Government prime contract or subcontract, and in cases involving a commercial transaction, could subject both the Company and its management to embarrassment and possible litigation.

This policy is not intended to prohibit reasonable business expenses paid for such things as entertainment, business meals, sales commissions and other normal costs of marketing and doing business. Unless prohibited by law in specific situations, this policy does not preclude (i) the exchange of gifts between an employee or agent of the Company and a personal friend; (ii) the exchange of gifts between an employee or agent of the Company and a business associate where such is the custom in the associate’s country; (iii) the giving of tips or gratuities to expedite service and handling; or (iv) the issuance of handouts of nominal value for advertising or goodwill. Reporting Requirements. Any employee giving any payment, gift, favor or other thing of value (such as dinner, entertainment, tickets to sporting events, concerts and the like) that exceed $500 in value to any person or organization which is a competitor of the Company, or which has current or prospective business with the Company as a supplier, customer or contractor, shall report the same to his supervisor and request approval before giving same.

This policy does prohibit the offering, authorizing, paying or promising to pay money or anything of value to any official or employee of the U.S. Government or of a foreign government or of a commercial firm with whom we do or seek to do business if it is done to influence such official or employee to violate, breach or disregard a law, rule, regulation or policy he is required to enforce or

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observe. Note, there are further limitations with respect to employees and officials of U.S. Government organizations with whom we do business.

There are many U.S. laws that govern the conduct of companies and their employees in the giving of gifts and bribes. Antitrust laws, securities laws and certain other criminal statutes directly control such activities. The U.S. Foreign Corrupt Practices Act makes it a serious violation to offer, pay, authorize or promise to pay money to a foreign official to influence his official acts or decisions (including a decision not to act) or to use his influence with a government or a government instrumentally to influence its acts or decisions. Here, “money” also includes gifts and things of value. “Foreign official” includes not only employees of the government but employees of quasi-government organization such as commissions, authorities, private corporations hired to perform government tasks, universities, hospitals and similar entities owned or funded by the government. It also includes foreign political parties, their officials and candidates for foreign political office and, in fact, anyone, if we know or have reason to know that the money is going to any foreign official for influencing such decisions.

Although it is illegal to give money or something of value to a foreign official with the intent to influence him in his official acts, there are times when a tip or gratuity may be properly given to him. It is legal to give a customs worker in a non-U.S. port such a tip or gratuity to insure the movement of goods through such port where it is local custom to experience long delays in clearing that port when, tips are not given. This is only true where such worker has no authority to enforce, make judgments concerning or interpret the laws, rules or regulations applying to such entry. In this example and in all cases, the controlling factor is not the intention of the donor but it is the actual authority of the foreign official or worker. If he has the authority to enforce laws, grant contracts, interpret regulations, assess duties or taxes or in any way exercise discretionary authority, then it is illegal to give him any gift regardless of whether or not he actually exercises such authority to the Company’s advantage. On the other hand, if he does not have such authority and is given a tip to perform his assigned duties in an expeditious manner, then the gift is not illegal. It is sometimes difficult to accurately determine the authority of the recipient. Therefore, all doubts should be resolved in favor of making no such offer, payment or promise to pay. Furthermore, even when it is determined that the recipient has only such limited authority, the value of the gift should be nominal in relation to the services rendered.

B. RECIPROCITY

In many instances, the Company may purchase goods and/or services from a supplier who buys products or services from us. This practice is normal and acceptable, but any form of “reciprocity” for supplier purchases is not. That is suppliers may not be asked to buy our products and services in order to become or continue to be a supplier.

C. PAYMENTS TO AGENTS, CONSULTANTS, DISTRIBUTORS

Agreements with agents, sales representatives, distributors and consultants must be in writing and must clearly and accurately set forth the services to be performed, the basis for earning the commission or fee involved, and the applicable rate or fee. Payments must be reasonable in amount, not excessive in light of the practice in the trade and commensurate with the value of services rendered. The agent, sales representative, distributor or consultant must be advised that the agreement may be publicly disclosed and must agree to such public disclosure. In some foreign countries, local laws may prohibit the use of agents or limit the rate of commission or fee.

Sales may not be billed at prices exceeding the established net price for the product and level of distribution in question. This ensures against overbilling and possible rebate abuses.

D. PAYMENTS TO GOVERNMENT EMPLOYEES

No payment of money, gifts, services, entertainment or anything of value may be offered or made available in any amount, directly or indirectly, to any government officials or employees in any country where such payments are illegal under the laws of that country. However, payments in minimal amounts as authorized under the Foreign Corrupt Practices Act and usual or customary in the country covered may be made to low-level foreign government (non-U.S.) employees, whose duties are essentially ministerial or clerical, for the purpose of processing or expediting routine matters.

E. PAYMENT OR COURTESIES TO U.S. GOVERNMENT EMPLOYEES

It is illegal to give or promise anything of value to any employee of any Government Unit, including State and Municipal, to influence any public act. No payment or business courtesy may be provided to any employee of any Government Unit, including State

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and Municipal employee. Applicable U.S. Government standard of conduct regulations generally prohibit the furnishing of anything of value to government employees other than promotional or advertising novelties with the Company name or logo on them and of less than $5 retail value. You may provide meals and/or refreshments at a working business meeting or hospitality suites or other public functions but you must advise government employees attending of the fair cost thereof and that applicable regulations require them to pay for such business courtesies received, and provide a convenient method for them to reimburse the Company. You have no obligation if they do not. When dining with a Government employee, it is appropriate for each person to pay the cost of his or her lunch. You may not provide transportation to a Government employee except that automobile transportation may be provided between local Richardson facilities.

F. BUSINESS COURTESIES ACCEPTED FROM RICHARDSON VENDORS UNDER U.S. GOVERNMENT CONTRACTS AND BUSINESS COURTESIES GRANTED TO EMPLOYEES OF HIGHER TIER U.S. GOVERNMENT PRIME CONTRACTORS AND SUBCONTRACTORS

Any gift or gratuity intended as an inducement for the award of a subcontract or order previously awarded is an unlawful kickback. Any business courtesy or social amenity which might be construed as a kickback must not be provided or accepted. You must also comply with any customer rules of conduct for its own employees. Meals and/or refreshments of modest value may be provided or accepted in connection with a working business meeting. Such refreshments and meals must be for the benefit of the companies involved, not the individuals, must not be entertainment, and must not exceed amounts considered reasonable for Richardson employee meals and refreshments under Richardson expense account rules. Local automobile transportation may be provided or accepted where it facilitates the purposes of a working business meeting.

III. BOOKS AND RECORDS

1. POLICY:

False or artificial entries shall not be made in the books or records of the Company for any reason; to do so may result in criminal and/or civil penalties to the Company and/or employee. No employee may engage in an arrangement that in any way may be interpreted or construed as misstating or otherwise concealing the nature or purpose of any entries in the books and records of the Company.

No payment or receipt on behalf of the Company may be approved or made with the intention or understanding that any part of the payment or receipt is to be used for a purpose other than that described in the documents supporting the transaction. “Slush funds” or similar funds or accounts where no accounting for receipts or expenditures is made on the Company’s books are strictly prohibited.

IV. COMPETITIVE PRACTICES

1. POLICY:

In business, it is inevitable that the Company and its competitors will meet and talk from time to time. This is neither against the law nor to be avoided.

What must be avoided at all costs, is collaboration with competitors in violation of the law on such things as pricing, production, marketing, inventories, product development, sales territories and goals, market studies and proprietary or confidential information.

As a vigorous competitor in the marketplace, we seek economic knowledge about our competitors. However, we will not engage in illegal or improper acts to acquire a competitor’s trade secrets, customer lists, information about company facilities, technical developments or operations. In addition, we will not hire competitors’ employees to obtain confidential information or urge competitive personnel or customers to disclose confidential information.

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V. POLITICAL ACTIVITIES AND CONTRIBUTIONS

1. POLICY:

The Company encourages each of its employees to be good citizens and to fully participate in the political process. Employees should, however, be aware that (1) federal law and the statutes of most states in the U.S. prohibit the Company from contributing to political candidates, political parties or party officials; and (2) employees who participate in partisan political activities must make every effort to ensure that they do not leave the impression that they speak or act for the Company.

VI. IMPLEMENTATION AND COMPLIANCE

A. DISTRIBUTION AND CERTIFICATION

It is Richardson’s policy that all employees comply with company policy and follow company practices. Certain policies and practices require ethical and legal standards which are of overriding importance in the conduct of the Company’s business. These have been set forth in this Corporate Code of Conduct.

To communicate and ensure the application of these ethical and legal standards, all employees will be given a copy of this Code and must certify that they have read and are familiar with these key policies. They must also certify that they understand these policies contain mandatory ethical and legal standards and practices to be followed in conducting the Company’s business.

Each employee must provide the certificate set forth as Exhibit 1 hereto within thirty (30) working days of being hired.

Subsequently, each employee also must provide the certification set forth as Exhibit 2 hereto on an annual basis as requested by the Company and/or the employee’s manager.

All Managers shall provide the certificate set forth as Exhibit 3 on an annual basis as requested by the Company (See B. Compliance and Education below).

Certification forms must be forwarded to the:

Office of the Vice President, Human Resources

Richardson Electronics, Ltd.

40W267 Keslinger Road

P. O. Box 393

LaFox, IL 60147-0393

These certifications are retained in the employee’s personnel file. The certifications may be provided electronically.

For employees in locations other than the United States, it is Richardson’s intent and practice to comply at all times with the laws of the jurisdictions in which we operate; and, if there is a conflict between a provision of the Code of Conduct and the law of the jurisdiction in which you are employed, the law of your jurisdiction will control.

B. COMPLIANCE AND EDUCATION

Employees at every level, consultants and agents of Richardson and its subsidiaries are required to:

Comply with the latest version of Richardson’s Corporate Code of Conduct.

Avoid involvement in acts that may be illegal, or appear to be unethical or improper.

Seek a practical working knowledge of the laws and regulations affecting their work.

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Seek guidance from a supervisor, the Legal Department, or Richardson’s Open Line when in doubt about their responsibilities under this Code, the requirements of applicable laws or regulations or basic tenets of business honesty and integrity.

Report on a confidential basis to their supervisor, to the extent not contrary to local law, another Richardson executive, the Legal Department, the Audit Committee of the Board of Directors of the Company or the Richardson Hot Line conduct involving Richardson which may be illegal, or which appears to be unethical or improper, including, without limitation, matters involving accounting, internal controls or auditing.

Managers and supervisors at all levels are expected to foster the highest standard of ethical conduct and to ensure adherence to company policies and practices. They are also responsible for maintaining a workplace environment which encourages and supports frank and open communication among employees and with management.

Members of management at all levels are expected to inform appropriate employees and consultants under their supervision of the requirements of the Corporate Code of Conduct, and to teach by example the exercise of sound and mature judgment in all business relationships. Managers and supervisors must discuss the content and application of the Company’s ethics program and particularly this Corporate Code of Conduct with newly hired or promoted employees during the initial orientation or evaluation time period, and on an annual basis thereafter, and shall provide the certificate set forth as Exhibit 3 hereto as requested by the Company In addition, promotion of the ethics program will be an element of each manager’s and supervisor’s performance standards.

Responsibility for compliance with this policy rests with each employee. The unqualified recognition on the part of all employees of this responsibility is fundamental to Richardson’s compliance program.

Conduct of any employee that violates applicable laws, regulations, the letter or spirit of this Corporate Code of Conduct or other basic tenets of business honesty and integrity may be grounds for appropriate disciplinary action, which may include immediate dismissal. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms as dictated by applicable laws. The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

Waivers of this Code will be granted only in extraordinary circumstances. Waivers of this Code for employees may be made only by an executive officer of the Company. Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors or the Audit Committee of our Board of Directors and will be disclosed to the public as required by law or the rules of the Nasdaq National Market.

C. HOT LINE AND OPEN LINE

Richardson’s company policies and practices contain ethical and legal standards which must be followed by employees in conducting Richardson’s business. Compliance with laws and regulations is specifically required. The Company welcomes questions regarding these requirements. Also, every employee has the right and duty to report to the Company, to the extent not contrary to local law, any conduct which does not conform to these ethical and legal standards. The Richardson Hot Line/Open Line is established to receive reports of possible wrongdoing and to answer questions about business conduct. Calls go directly to Richardson’s Internal Audit Representative, Audit Committee Representative or Legal Department. Also, employees may report violations directly to appropriate Government officials. This practice explains the procedure for making and handling Hot Line/Open Line calls. Employees at any level can call directly when they have a business conduct issue, without fear of reprisal, as follows:

Hot Line:

To report job-related violations of ethical standards, or laws or regulations, including, without limitation, matters involving accounting, internal controls or auditing. Hot Line reports may be made anonymously. You may make Hot Line reports by mail, e-mail or telephone. If you are making a report by telephone and wish to make it anonymous, you should make the call from a pay telephone or, if making it from a personal phone, please follow these directions to turn off the caller identification feature of the phone. If calling from a telephone in the United States, dial *67 before dialing the Hot Line phone number. This will block the caller ID number. This applies to only one single phone call. You will have to dial *67 for every call you want your identification

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blocked. For telephone calls from outside of the United States, contact your local telephone service provider for instructions on how to block the caller identification feature.

Open Line:	To talk about job-related ethical and legal issues and to receive assistance about the proper way to proceed.

To receive assistance in interpreting company policies and practices.

1. PHONE NUMBERS.

Any employee in the United States or Canada who wants to make either a Hot Line call or an Open Line call is urged to call:

Internal Audit Representative – Glenn Middlekauff	630-208-2533
Audit Committee Representative – John Peterson	414-291-4551
Legal Department – David Gilmartin	630-208-2441

2. HOT LINE PROCEDURE

a. Hot Line

All Hot Line calls are received for evaluation and coordination of review.

b. Report Confidentiality

Hot Line reports are confidential. The names of reporting persons are not released without the Audit Committee’s written permission, except to designees of the above representatives as necessary for such designee to assist with the investigation. Reports may be made anonymously, if requested by the reporting person. Note the instructions above for turning off the caller identification feature of your telephone if you make a report by telephone and wish it to remain anonymous.

c. Investigation

Internal Audit and the Legal Department review the report and assign responsibility for further action to the appropriate department(s). Normally, Internal Audit coordinates the review. However, the Legal Department may assume coordination and direction of the review in cases where legal issues are raised or legal advice is required. Each department or function assigned action items as part of the review process promptly and confidentially investigates and sends a completed “Hot Line investigation” report to Internal Auditor (the Legal Department for investigations directed by it). Internal Audit and the Legal Department will report on all reports of violations they receive or investigate to the Audit Committee.

d. Confidentiality of Investigation

Neither the review nor any results or related information are disclosed or discussed with anyone except as provided in this procedure without the written permission of either the Internal Audit, Legal Department or the Audit Committee. (Written permission of the Legal Department is mandatory in matters reviewed under its direction.) After the review is completed, all files are sent to Internal Audit or Legal Department, as applicable. No material or copies are kept by anyone without the Legal Department’s written permission. Internal Audit and the Legal Department will report on all reports of violations they receive or investigate to the Audit Committee.

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e. Corrective Action

Internal Audit or Legal Department informs the appropriate department(s) of the review results and the need for any corrective action. Internal Audit and/or the Legal Department also reports the matter and any corrective action, including government reporting requirements, to the Audit Committee of the Board of Directors of Richardson.

f. Report of Results

If requested, the person making the report is advised of the completion and results of the review, if appropriate.

3. OPEN LINE PROCEDURE

a. Open Line

Employees at any level are encouraged to talk with their supervisor, applicable functions, or higher level management to clear up questions about ethical or legal issues, unless they feel doing so would be inappropriate. Employees are also encouraged to get help from Richardson’s Internal Audit at any time by calling Open Line.

b. Referrals

Internal Audit answers questions directly or asks other Richardson departments to give guidance (such as Human Resources, Legal, Accounting, or general management).

Calls involving possible illegal activities or violations of Richardson’s ethical and legal standards are handled as Hot Line calls.

Internal Audit refers to the appropriate Richardson department(s) and to the Audit Committee all matters raised by Open Line calls which raise significant issues or which may require revision of company policies or practices.

c. Confidentiality

Open Line calls are confidential, and if the employee calling Open Line requests, can be anonymous. Even if anonymity is not requested, the name of the calling employee is not released without the written permission of the Legal Department.

d. Follow-Up

Internal Audit is responsible for ensuring that the caller gets an appropriate response.

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